Exhibit 99.4

Selected Quarterly Financial Data (Unaudited)

	Millions of Dollars					Per Common Unit
	Total Revenues and Other Income*	Income Before Income Taxes*	Net Income*	Net Income Attributable to the Partnership	Limited Partners’ Interest in Net Income Attributable to the Partnership	Net Income Attributable to the Partnership
						Basic and Diluted
2015
First	$73.9	36.0	35.8	35.4	29.0	0.39
Second	87.8	41.9	42.0	42.0	33.0	0.50
Third	97.1	51.0	50.9	52.3	40.8	0.50
Fourth	119.2	60.6	60.5	64.5	50.4	0.61

2014
First	$56.6	31.2	30.9	18.3	17.5	0.25
Second	60.8	34.0	33.8	32.1	30.4	0.41
Third	59.6	33.0	32.9	29.4	27.4	0.37
Fourth	67.8	37.4	37.1	36.2	32.4	0.44
*Financial information has been retrospectively adjusted for the Subsequent Fractionator Acquisition.